SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

March 26, 2004

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc. (the “Company”) to be held on April 28, 2004, at 8:30 a.m., local time, at the Hotel Inter-Continental, 15201 Dallas Parkway, Addison, Texas 75001. Please find enclosed a notice to stockholders, a proxy statement describing the business to be transacted at the Annual Meeting, a form of proxy for use in voting at the Annual Meeting and an annual report for the Company.

      At the Annual Meeting, you will be asked to (i) elect four directors of the Company, (ii) ratify the selection of KPMG LLP as the independent accountants for the Company for the fiscal year ending December 31, 2004 and (iii) act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

      We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed proxy statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

DONALD E. STEEN
Chairman of the Board

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Returning your proxy will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 28, 2004
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING AND QUORUM
PROPOSAL ONE -- ELECTION OF CLASS III DIRECTORS
Required Vote and Recommendation
DIRECTORS
MEETINGS AND COMMITTEES OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT AND COMPLIANCE COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2004

      PLEASE TAKE NOTICE THAT the 2004 annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), will be held on April 28, 2004, at 8:30 a.m., local time, at the Hotel Inter-Continental, 15201 Dallas Parkway, Addison, Texas 75001, to consider and vote on the following matters:

(1) Election of four Class III directors of the Company to serve until the annual meeting of the Company’s stockholders in 2007;

(2) Ratification of the selection of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2004; and

(3) Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      The close of business on March 12, 2004 (the “Record Date”), has been fixed as the record date and only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice and at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the proxy statement under the heading “Solicitation and Revocability of Proxies.”

BY ORDER OF THE BOARD OF DIRECTORS,

JOHN J. WELLIK
Secretary

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

15305 Dallas Parkway
Suite 1600
Addison, Texas 75001
(972) 713-3500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

      The board of directors (the “Board”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), requests your proxy for use at the 2004 annual meeting of stockholders (the “Annual Meeting”) to be held on April 28, 2004, at 8:30 a.m., local time, at the Hotel Inter-Continental, 15201 Dallas Parkway, Addison, Texas 75001, and at any postponement or adjournment thereof. By signing and returning the enclosed proxy, you authorize the persons named on the proxy to represent you and to vote your shares at the Annual Meeting. This proxy statement and the form of proxy were first mailed on or about March 26, 2004 to the Company’s stockholders of record on March 12, 2004 (the “Record Date”).

      This solicitation of proxies is made by the Board and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s common stock, par value $.01 per share (“Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

      If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. You may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the secretary of the Company, (b) delivering written notice of revocation of the proxy to the secretary of the Company or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

      The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 27,784,442 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

      Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any postponement or adjournment thereof, the chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board, after such adjournment, fixes a new record date for the adjourned meeting) until a quorum is present in person or by proxy. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this proxy statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this proxy statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals to be presented to the stockholders at the Annual Meeting have been received or it appears that sufficient proxies will not be received. Abstentions will count in determining if a quorum is present for the transaction of business at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item.

PROPOSAL ONE — ELECTION OF CLASS III DIRECTORS

      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. The terms of Class I, Class II and Class III directors expire in 2005, 2006 and 2004, respectively. The Board has designated Messrs. Donald E. Steen, Thomas L. Mills, Boone Powell, Jr. and Paul B. Queally (each, a “Nominee”) as nominees for election as Class III directors of the Company at the Annual Meeting. Each of the Nominees currently serves as a Class III director. If elected, each Nominee will serve until the expiration of his term at the annual meeting of the Company’s stockholders in 2007 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”

      The Board has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board, or the number of the Company’s directors will be reduced.

Required Vote and Recommendation

      The election of directors requires the presence of a quorum and the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Votes marked “FOR” all Nominees will be counted in favor of all Nominees, except to the extent the proxy withholds authority to vote for a specified Nominee. Votes that are withheld will be excluded entirely from the vote. An abstention may not be specified with respect to the election of the Nominees. Broker non-votes will have no effect on the outcome of the election of the Nominees. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the Nominees.

      The Board recommends that stockholders vote “FOR” the election of each of the Nominees.

PROPOSAL TWO — RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

      On February 18, 2004, the audit and compliance committee of the Board selected KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004. The Company expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

      If the appointment of KPMG LLP as the Company’s independent accountants is not ratified at the Annual Meeting, the audit and compliance committee will consider the appointment of other independent accountants. The audit and compliance committee may terminate the appointment of KPMG LLP as independent accountants without the approval of the Company’s stockholders whenever the audit and compliance committee deems termination necessary or appropriate.

Required Vote and Recommendation

      Ratification of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004 requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of KPMG LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent accountants. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

      The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

DIRECTORS

      The following tables set forth certain information regarding the Nominees and the other directors of the Company:

			Director’s
Name of Nominee	Age	Title	Term Ending

Donald E. Steen	57	Chairman of the Board	2004
Thomas L. Mills	55	Director	2004
Boone Powell, Jr.	67	Director	2004
Paul B. Queally	39	Director	2004

      Donald E. Steen founded the Company in February 1998 and served as its chief executive officer and chairman until recently, when he resigned as chief executive officer effective April 1, 2004. Mr. Steen will continue to serve as chairman. Mr. Steen served as president of the International Group of HCA — The Healthcare Company, formerly known as Columbia/ HCA Healthcare Corporation, from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982. Mr. Steen is also a member of the board of directors of Horizon Health Corporation and Kinetic Concepts, Inc.

      Thomas L. Mills has served as a director of the Company since September 1999. Mr. Mills is the chairman of the audit and compliance committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.

      Boone Powell, Jr. has served as a director of the Company since June 1999. Mr. Powell served as the chairman of the Baylor Health Care System (“BHCS”) until June 2001 and served as its president and chief executive officer from 1980 until 2000. Mr. Powell is also a member of the board of directors of Abbott Laboratories and US Oncology.

      Paul B. Queally has served as a director of the Company since its inception in February 1998. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe (“WCAS”) since January 1996. Mr. Queally is also a member of the board of directors of AmeriPath, Inc., Concentra Managed Care, Inc., LabOne, Inc. and MedCath Corporation.

			Director’s
Name of Director	Age	Title	Term Ending

Joel T. Allison	56	Director	2006
James C. Crews	66	Director	2005
John C. Garrett, M.D.	62	Director	2005
D. Scott Mackesy	35	Director	2006
Jerry P. Widman	61	Director	2006
William H. Wilcox	52	President, Chief Executive Officer and Director	2005
David P. Zarin, M.D.	55	Director	2006

      Joel T. Allison was appointed as a director of the Company in March 2002. Mr. Allison has served as president and chief executive officer of BHCS since 2000 and served as its senior executive vice president from 1993 until 2000.

      James C. Crews was appointed to the Board in December 2001. Mr. Crews retired in May 2000 from Banner Health Arizona where he was chief executive officer from September 1999 until his retirement. From 1991 to 1999, Mr. Crews served as president and chief executive officer at Samaritan Health System in Phoenix, Arizona.

      John C. Garrett, M.D., joined the Board in February 2001. Dr. Garrett had been a director of OrthoLink, which was acquired by the Company in February 2001, since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. Dr. Garrett is a Fellow of the American Academy of Orthopedic Surgeons.

      D. Scott Mackesy has served as a director of the Company since its inception in February 1998. Mr. Mackesy has been a general partner at WCAS since October 2001 and prior to that time was a principal since January 1998. Mr. Mackesy is also a member of the board of directors of LabOne, Inc.

      Jerry P. Widman was appointed as a director of the Company in September 2002. Mr. Widman was the chief financial officer of Ascension Health from 1982 until his retirement in June 2001. Mr. Widman currently serves on the board of directors of Bon Secours Health System and ArthroCare Corporation.

      William H. Wilcox joined the Company as its president and a director in September 1998. On February 18, 2004, the Board appointed Mr. Wilcox as the Company’s chief executive officer, effective April 1, 2004. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining the Company. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996. Prior to that time, Mr. Wilcox served as the chief operating officer and a director of Medical Care International, Inc.

      David P. Zarin, M.D. has served as a director of the Company since February 2000. Dr. Zarin has practiced otolaryngology in Houston, Texas since 1979. Dr. Zarin was a founding partner and serves as vice president of Texas ENT Specialists, PA, formed in 1997. Dr. Zarin was also a founding partner and a director of TOPS Surgical Specialty Hospital, which was acquired by the Company in July 1999. Dr. Zarin has served as a chairman and president of the medical staff of TOPS Specialty Hospital since 1999.

Indemnification of Directors and Officers

      The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporate Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are helpful in attracting and retaining qualified directors and officers.

Term of Office

      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Crews, Garrett and Wilcox currently serve as Class I directors, whose terms expire at the annual meeting of stockholders in 2005. Messrs. Allison, Mackesy, Widman and Zarin currently serve as Class II directors whose terms expire at the annual meeting of stockholders in 2006. Messrs. Steen, Mills, Powell and Queally currently serve as Class III directors whose terms expire at the Annual Meeting.

MEETINGS AND COMMITTEES OF DIRECTORS

      The Board had five meetings during the Company’s fiscal year ended December 31, 2003. The Board has four standing committees: the executive committee, the audit and compliance committee, the nominating and corporate governance committee and the options and compensation committee. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and, if applicable, all meetings of committees of the Board on which such director served during 2003.

      The executive committee is comprised of Messrs. Steen (Chairman), Garrett and Queally. The executive committee has and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, subject to the limitations on such powers or authority as are provided by applicable law or by the Board. The Board has set approval limits that require the Board’s approval of any expenditures exceeding $10,000,000. The executive committee generally approves matters arising between regularly scheduled Board meetings that involve expenditures not exceeding such limit. The executive committee had three meetings during the Company’s fiscal year ended December 31, 2003 and approved certain matters by unanimous written consent on one occasion.

      The audit and compliance committee is comprised of Messrs. Mills (Chairman), Crews, Widman and Zarin. The audit and compliance committee is appointed by the Board and, among other things, oversees:

•	the integrity of the Company’s accounting and financial reporting processes;

•	the preparation by management of the financial statements and other financial reporting information of the Company;

•	the integrity of the Company’s systems of internal accounting and financial controls;

•	the annual independent audit of the Company’s financial statements;

•	the independence and performance of the outside accountants for the Company; and

•	the implementation of and compliance with the Company’s Corporate Compliance Plan.

      The role and other responsibilities of the audit and compliance committee are set forth in the committee’s charter. The audit and compliance committee will review and reassess the adequacy of the audit and compliance committee charter annually and recommend any proposed changes to the Board for approval. The audit and compliance committee had nine meetings during the Company’s fiscal year ended December 31, 2003.

      The nominating and corporate governance committee is comprised of Messrs. Garrett (Chairman), Powell and Queally. The primary functions of the nominating and corporate governance committee are to advise the Board on the appropriate composition of the Board, to identify and recommend to the Board qualified nominees for service on the Board or committees thereof, to assess director performance and to provide advice regarding, and to recommend to the Board, appropriate corporate governance practices. The nominating and corporate governance committee had one meeting during the Company’s fiscal year ended December 31, 2003.

      The options and compensation committee is comprised of Messrs. Queally (Chairman), Mackesy and Powell. The primary functions of the options and compensation committee are to review and recommend the compensation arrangements for the Company’s directors and officers and monitor and administer the

Company’s equity-based incentive plans. The options and compensation committee did not meet during the Company’s fiscal year ended December 31, 2003, but approved certain matters by unanimous written consent on nine separate occasions.

CORPORATE GOVERNANCE

Corporate Governance Policies and Charters

      Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.unitedsurgical.com/frames investorrelations.htm:

•	Corporate Governance Guidelines

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Options and Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Financial Code of Ethics for Senior Financial Officers

      Copies may also be obtained, free of charge, by writing to the secretary of the Company at: United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The Company adopted the Code of Ethics for Senior Financial Officers on February 25, 2003. The Code of Ethics applies to the Company’s chief executive officer, chief financial officer, chief accounting officer and other senior financial officers.

Board Independence

      With the assistance of legal counsel to the Company and based upon the review of the nominating and corporate governance committee, the Board has determined, in its business judgment, that (a) each of the current directors, except Messrs. Steen, Allison and Wilcox, is independent within the meaning of the rules of the NASDAQ National Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect, (b) each of the members of each of the Board committees is “independent” within the meaning of Nasdaq’s director independence standards and meets all other applicable requirements of the Securities and Exchange Commission (the “Commission”), Nasdaq and the Internal Revenue Service and (c) Mr. Widman, a member of the audit and compliance committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Commission and satisfies Nasdaq’s financial experience requirements.

Director Qualifications

      The Company’s corporate governance guidelines and nominating and corporate governance committee charter contain Board membership criteria that apply to nominating and corporate governance committee-recommended nominees for a position on the Board. Under these criteria, the nominating and corporate governance committee will consider the skills and experience of a Board candidate in the context of the needs of the Board, as well as the candidate’s qualification as independent for Board and committee service under the applicable standards. A Board member may not serve on more than three other public company boards, unless the Board waives this requirement after determining that it is in the best interests of the Company to do so. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

      The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for directors. The nominating and corporate governance committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the nominating and corporate governance committee will consider various potential candidates. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year.

      The nominating and corporate governance committee will consider stockholder nominations for Board candidates upon written submission of such recommendation to the secretary of the Company along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by the Company’s bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating and corporate governance committee.

      The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the nominating and corporate governance committee will seek to achieve a balance of knowledge, experience and capability on the Board. After completing its evaluation, the nominating and corporate governance committee makes a recommendation to the full Board as to the person who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the nominating and corporate governance committee.

Communications with the Board

      Individuals may communicate with the Board or individual directors by writing to the Company’s secretary at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The secretary will review all such correspondence and forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by the Company and request copies. Concerns relating to accounting, internal controls or auditing matters will be immediately brought to the attention of the chairman of the audit and compliance committee and handled in accordance with its procedures established with respect to such matters.

Executive Sessions

      Executive sessions of non-management directors are held at each Board meeting. Any non-management director can request that an additional executive session be scheduled. At each such meeting, one of the non-management directors is selected by the others to be the presiding director at that meeting.

Policy on Attendance by Board Members at the Annual Meeting

      The Board has not adopted a policy on attendance by Board members at the Company’s annual meeting of stockholders. However, each of the members of the Board attended the Company’s 2003 annual meeting of stockholders and the Company expects that each of the members of the Board will attend the Annual Meeting.

Board Compensation

      Members of the Board who are also officers or employees of the Company do not receive compensation for their services as directors. Each director is generally granted an award of options to purchase up to 8,500 shares of Common Stock upon becoming a director, at an exercise price equal to the opening price of the Common Stock on the date of grant. On February 18, 2004, each non-employee director was granted an option to purchase 2,500 shares of Common Stock, at an exercise price equal to the opening price of the Common Stock on the date of grant. In each case, the stock options granted to the directors have a four-year vesting schedule. Non-employee members of the Board are entitled to a $10,000 annual retainer, a $2,500 fee for attendance at regularly scheduled meetings of the Board (or, if the member participates in the meeting by phone, $1,250), a $2,500 fee for attendance at audit and compliance committee meetings and a $1,000 fee for attendance at options and compensation committee meetings. The chairman of the audit and compliance committee is also entitled to a $5,000 annual retainer, which will increase to $20,000 effective April 1, 2004. All directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof.

EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the executive officers of the Company:

Name of Officer	Age	Title

Donald E. Steen	57	Chairman of the Board
William H. Wilcox	52	President, Chief Executive Officer and Director
Mark A. Kopser	39	Senior Vice President and Chief Financial Officer
John J. Wellik	42	Senior Vice President, Chief Accounting Officer and Secretary
Brett P. Brodnax	39	Senior Vice President and Chief Development Officer
Mark C. Garvin	39	Senior Vice President and Chief Operating Officer

      The executive officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Steen and Wilcox is set forth previously in this proxy statement. See “Directors.”

      Mark A. Kopser joined the Company as its senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.

      John J. Wellik is the senior vice president, chief accounting officer and secretary of the Company. Prior to joining the Company in April 1999, Mr. Wellik served as vice president and controller for Dynamex, Inc., a transportation services company, from November 1997 until February 1999.

      Brett P. Brodnax is the senior vice president and chief development officer of the Company. Prior to joining the Company in December 1999, Mr. Brodnax was an assistant vice president at BHCS from May 1990 until December 1999.

      Mark C. Garvin joined the Company as a senior vice president, operations, in February 2001. Effective April 1, 2004, Mr. Garvin will become the senior vice president and chief operating officer of the Company. From 1996 until February 2001, Mr. Garvin served in various senior management positions at OrthoLink Physicians Corporation, including senior vice president, surgical operations.

EXECUTIVE COMPENSATION

      The following table contains summary information concerning the total compensation earned during 2003, 2002 and 2001 by the chief executive officer and by the four other most highly compensated executive officers of the Company serving in this capacity as of December 31, 2003, whose total annual salary and bonus exceeded $100,000 for that fiscal year. Such persons are referred to herein as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation								Long-Term Compensation

							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
		Salary	Bonus		Compensation		Awards		Options	Compensation
	Year	($)	($)		($)		($)		(#)	($)

Donald E. Steen	2003	483,333	435,000	(2)	120,000	(3)	984,000	(4)	—	6,000	(5)
Chairman of the Board(1)	2002	420,000	420,000	(2)	120,000	(3)	—		125,000	5,500	(5)
	2001	400,000	400,000		—		—		100,000	5,250	(5)

William H. Wilcox	2003	421,667	379,500	(2)	80,000	(3)	738,000	(6)	—	6,000	(5)
President, Chief Executive	2002	368,750	368,750	(2)	80,000	(3)	—		100,000	5,500	(5)
Officer and Director(1)	2001	350,000	350,000		—		—		146,666	5,250	(5)

Mark A. Kopser	2003	253,333	171,000	(2)	—		133,500	(7)	—	6,000	(5)
Senior Vice President	2002	228,542	171,407		—		139,650	(8)	15,000	5,500	(5)
and Chief Financial Officer	2001	211,250	159,000		—		—		45,000	1,613	(5)

John J. Wellik	2003	196,667	106,200	(2)	—		63,150	(9)	—	6,000	(5)
Senior Vice President, Chief	2002	178,073	88,334		—		99,750	(10)	20,000	5,500	(5)
Accounting Officer and Secretary	2001	146,250	74,000		—		—		25,000	5,250	(5)

Brett P. Brodnax	2003	245,000	165,375	(2)	—		133,500	(11)	10,000	6,000	(5)
Senior Vice President and	2002	196,250	147,188		—		139,650	(12)	30,000	5,500	(5)
Chief Development Officer	2001	147,500	111,000		—		—		20,000	5,250	(5)

(1)	Effective April 1, 2004, Mr. Steen will resign as chief executive officer. The Board has appointed Mr. Wilcox as the Company’s chief executive officer effective April 1, 2004.
(2)	Half of the amount shown was paid in cash and the other half was deferred at the Named Executive Officer’s election pursuant to the Company’s Deferred Compensation Plan. See “— Deferred Compensation Plan.”
(3)	Consists solely of incentive contributions by the Company to the Named Executive Officer’s Supplemental Retirement Plan account. See “— Supplemental Retirement Plan.”
(4)	Represents a restricted stock award of 40,000 shares on July 29, 2003. The restrictions with respect to 2,857 of such shares will lapse on July 29 of each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 20,000 shares will lapse on July 29, 2010; provided, however, that such restrictions may lapse earlier if certain earnings per share (“EPS”) targets are met. At December 31, 2003, Mr. Steen had been granted a total of 40,000 restricted shares.
(5)	Consists solely of contributions to the Named Executive Officer’s 401(k) plan account.
(6)	Represents a restricted stock award of 30,000 shares on July 29, 2003. The restrictions with respect to 2,142 of such shares will lapse on July 29 of each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 15,000 shares will lapse on July 29, 2010; provided, however, that such restrictions may lapse earlier if certain EPS targets are met. At December 31, 2003, Mr. Wilcox had been granted a total of 30,000 restricted shares.
(7)	Represents a restricted stock award of 7,500 shares on February 11, 2003. The restrictions with respect to such shares will lapse on February 11, 2010; provided, however, that such restrictions may lapse earlier if certain earnings before interest, depreciation and amortization (“EBITDA”) targets are met. At December 31, 2003, Mr. Kopser had been granted a total of 14,500 restricted shares.
(8)	Represents a restricted stock award of 7,000 shares on February 12, 2002. The restrictions with respect to such shares will lapse on February 12, 2009; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met. At December 31, 2002, Mr. Kopser had been granted a total of 7,000 restricted shares.
(9)	Represents a restricted stock award of 3,000 shares on May 27, 2003. The restrictions with respect to such shares will lapse on May 27, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met. At December 31, 2003, Mr. Wellik had been granted a total of 8,000 shares.

(10)	Represents a restricted stock award of 5,000 shares on February 12, 2002. The restrictions with respect to such shares will lapse on February 12, 2009; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met. At December 31, 2002, Mr. Wellik had been granted a total of 5,000 restricted shares.
(11)	Represents a restricted stock award of 7,500 shares on February 11, 2003. The restrictions with respect to such shares will lapse on February 11, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met. At December 31, 2003, Mr. Brodnax had been granted a total of 14,500 restricted shares.
(12)	Represents a restricted stock award of 7,000 shares on February 12, 2002. The restrictions with respect to such shares will lapse on February 12, 2009; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met. At December 31, 2002, Mr. Brodnax had been granted a total of 7,000 restricted shares.

Option Grants in 2003

      The following table provides certain information regarding stock options granted to the Named Executive Officers in 2003.

Potential Realizable
	Individual Grants				Values at Assumed
Annual Rates of
	Number of	Percent of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise Price		Option Term($)(2)
	Options	Employees in	or Base Price	Expiration
	Granted(#)	Fiscal Year(%)	($/Share)(1)	Date	5%	10%

Brett P. Brodnax	10,000 (3)	2.9	21.00	5/27/08	58,019	128,207

(1)	The exercise price is based on the fair market value of the underlying Common Stock on the date of grant, as reasonably determined by the options and compensation committee.

(2)	In accordance with the rules of the Commission, shown are the gains or “option spreads” that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future prices of the Common Stock.

(3)	The options are subject to a four year vesting schedule, with one-fourth becoming exercisable on May 27 of each of 2004, 2005, 2006 and 2007.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides certain information with respect to the exercise of stock options during the last completed fiscal year and stock options held by the Named Executive Officers as of December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Options at Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald E. Steen	—	—	442,348	185,416	9,417,598	2,195,862
William H. Wilcox	30,000	829,500	372,495	160,833	7,732,752	1,989,777
Mark A. Kopser	—	—	113,750	62,916	2,253,300	1,020,536
John J. Wellik	2,000	46,300	32,833	30,833	531,377	342,468
Brett P. Brodnax	—	—	33,750	46,249	521,975	502,505

(1)	The value of “in-the-money” options represents the positive spread between the respective exercise prices of outstanding options and the price per share of Common Stock for the last trade reported by the Nasdaq National Market on December 31, 2003, which was $33.48.

Employment Agreements

      Donald E. Steen. On November 15, 2002, the Company entered into an employment agreement with Donald E. Steen that provided for annual base compensation of $475,000, subject to increases approved by the Board, and a performance bonus of up to 100% of his annual base salary. In February 2004, the agreement was amended to reflect that Mr. Steen will resign as chief executive officer, effective April 1, 2004, and will continue to serve as chairman until November 15, 2011, devoting approximately 50% of his business time to the Company’s business. Accordingly, Mr. Steen’s base salary was reduced to $262,500, subject to increases approved by the Board, including for purposes of determining his performance bonus. In the event that the Company terminates the employment agreement other than for cause, Mr. Steen would be entitled to continue to receive his annual base salary and bonus as follows: (i) if termination occurs during the first two years of the agreement, severance shall be due for two years after termination, (ii) if termination occurs during the third or fourth year of the agreement, severance shall be due for three years after termination, and (iii) if termination occurs after the first four years of the agreement, severance shall be due from the termination until the ninth anniversary of the agreement. The employment agreement further provides that all of Mr. Steen’s stock options automatically become fully vested if the Company terminates the agreement for any reason other than for cause.

      William H. Wilcox. On November 15, 2002, the Company entered into a two-year employment agreement, which renews for successive two-year terms unless terminated by either party, with William H. Wilcox. The employment agreement provides for annual base compensation of $415,000, subject to increases approved by the Board. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary plus the average annual bonus awarded to Mr. Wilcox for the prior two calendar years for a period of 24 months following termination. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Wilcox’s stock options automatically become fully vested.

      Mark A. Kopser. On August 1, 2003, the Company entered into a two-year employment agreement with Mark A. Kopser that provides that he will serve as the Company’s senior vice president and chief financial officer. The employment agreement provides for annual base compensation of $250,000, subject to increases approved by the Board. Mr. Kopser is also eligible for a performance bonus of up to 75% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Kopser would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Kopser’s stock options automatically become fully vested.

      Brett P. Brodnax. On August 1, 2003, the Company entered into a two-year employment agreement with Brett P. Brodnax that provides that he will serve as the Company’s senior vice president and chief development officer. The employment agreement provides for annual base compensation of $250,000, subject to increases approved by the Board. Mr. Brodnax is also eligible for a performance bonus of up to 75% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Brodnax would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Brodnax’s stock options automatically become fully vested.

2001 Equity-Based Compensation Plan

      The Company adopted its 2001 Equity-Based Compensation Plan on February 13, 2001. At any given time, the number of shares of Common Stock issued and issuable, upon the exercise of outstanding and future awards or the lapse of forfeiture restrictions for outstanding and future awards, under the plan may not exceed the lesser of 300,000,000 shares or 12.5% of the total number of shares of Common Stock then outstanding, assuming the exercise of all outstanding options and warrants and the conversion of all securities convertible or exchangeable into Common Stock. Shares of Common Stock relating to forfeited awards will again be available for purposes of these share limitations but not for purposes of share limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Code, to employees of the Company, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentive awards to employees, consultants and nonemployee directors of the Company. The purposes of the plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentives to the Company’s employees and consultants; and

•	to promote the success of the Company’s business.

      The Board or the options and compensation committee, to the extent it is directed to do so by the Board, administers the plan. The options and compensation committee will at all times be comprised of two or more individuals that constitute “outside directors” for purposes of Section 162(m) of the Code and, in the discretion of the Board, “nonemployee directors” for purposes of Rule 16b-3 under the Exchange Act. The Board or the options and compensation committee will designate the individuals to receive awards, the number of shares subject to the awards and the terms and conditions of each award, subject to the terms of the plan.

      While the Board or the options and compensation committee determines the terms of awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant. Further, any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s shares within the meaning of Section 422(b)(6) of the Code cannot be exercisable after the expiration of five years from the date of grant.

      While the options and compensation committee determines the exercise price of options granted under the plan, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the options and compensation committee.

      The plan is not currently subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 162(m) of the Code.

Employee Stock Purchase Plan

      The Company adopted its Employee Stock Purchase Plan on February 13, 2001. A total of 500,000 shares of Common Stock are authorized for issuance under the plan. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the Company’s interests by providing an opportunity to purchase Common Stock at a favorable price. The plan is administered by the options and compensation committee.

      Any eligible employee may elect to participate in the plan by authorizing the options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by the options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount of eligible compensation established by the Company from which the deduction is made. In no event will an employee be granted an option under the plan that would permit the purchase of stock with a fair market value in excess of $25,000, or to purchase more than 5,000 shares in any six month period.

      There are two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period is January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period is July 1 and December 31, respectively. The exercise price of options granted under the plan is an amount equal to the lesser of 85% of the fair market value of the Common Stock on the date of exercise or on the date of grant.

      The plan is designed to comply with Section 423 of the Code and thus is eligible for the favorable tax treatment afforded by Section 423.

1998 Stock Option and Restricted Stock Purchase Plan

      The Company adopted its 1998 Stock Option and Restricted Stock Purchase Plan (the “1998 Stock Option Plan”) on April 30, 1998. A total of 2,000,000 shares of Common Stock are authorized for issuance under the plan. As a result of the adoption of the 2001 Equity-Based Plan, the Company will not grant any additional options under the 1998 Stock Option Plan. The 1998 Stock Option Plan provides for grants of incentive stock options to employees of the Company, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to officers, other employees, directors and consultants of the Company. The purposes of the 1998 Stock Option Plan are to:

•	promote the interest of the Company and its stockholders by providing an opportunity to selected employees, officers, directors and other persons to purchase Common Stock; and

•	attract, retain and motivate employees of the Company and other persons and to encourage employees of the Company and other persons to devote their best efforts to the business and financial success of the Company.

      The options and compensation committee administered the 1998 Stock Option Plan. The options and compensation committee designated the individuals to receive options or stock purchase awards, the number of shares subject to options or stock purchase awards, and the terms and conditions of each option or stock purchase award granted under the 1998 Stock Option Plan.

      While the options and compensation committee determined the terms of options or stock purchase awards granted under the 1998 Stock Option Plan, the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code cannot be exercisable after the expiration of five years from the date of grant.

      The 1998 Stock Option Plan is not currently subject to ERISA or Section 162(m) of the Code.

      The options and compensation committee determined the exercise price of options granted under the 1998 Stock Option Plan. Incentive stock options were granted at the fair market value of the underlying stock at the time the option was granted. Further, the exercise price of any incentive stock option granted to an employee who possessed more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code must have been at least 110% of the fair market value of the underlying stock at the time the option was granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the options and compensation committee.

      The options and compensation committee determined the purchase price for shares of Common Stock sold pursuant to stock purchase awards. The purchase price need not be equal to the fair market value of Common Stock. The purchase price is payable in cash or, at the discretion of the committee, with the grantee’s promissory note, secured by the stock subject to the award, or any other consideration approved by the committee.

Deferred Compensation Plan

      In order to attract and retain key executives and persons providing management services to the Company, the Company maintains the Deferred Compensation Plan (the “DCP”). The Board designates those persons who are eligible to participate in the DCP. In 2003, each of Messrs. Steen, Wilcox, Kopser, Wellik and Brodnax were eligible to participate in the DCP. The DCP enables participants to defer all or a portion of their bonus in any calendar year, as long as the deferral election is made in the calendar year prior to the year to which the bonus relates.

      All bonus deferrals are deemed invested in Common Stock and, at the time of distribution, will be paid in Common Stock. The number of shares of Common Stock deemed purchased with any bonus deferral will equal the deferred portion of the bonus divided by 80% of the lesser of (a) the fair market value of the Common Stock on the first business day of the plan year or (b) the fair market value of the Common Stock on the last day of the plan year.

      Participants elect their payment date and form of distribution at the time they make their deferral election. Distributions under the DCP may be made upon termination of employment, a future date irrevocably determined by the participant at the time of the deferral election or the earlier of termination and such future date. The deferred bonus is payable, at the election of the participant, in a single lump sum or in annual installments payable over a period of two to ten years. Upon the death of a participant any unpaid amounts are paid to the participant’s designated beneficiary.

      The DCP is administered by the Company, but the Company may designate another person or entity to perform the Company’s administrative duties. The DCP is an “unfunded” arrangement for purposes of ERISA. Accordingly, the DCP consists of a mere promise by the Company to make payments in accordance with the terms of the DCP and participants and beneficiaries have the status of general unsecured creditors of the Company. The Company may amend or terminate the DCP so long as any amendment or termination does not adversely affect the right of any participant with respect to amounts that have been credited to his account under the DCP prior to the date of such amendment or termination. A participant’s account and benefits payable under the DCP are not assignable. Upon a change in control, as defined in the DCP, a participant’s entire balance held under the DCP will be paid to the participant in single lump sum as soon as possible following the change in control, unless the participant makes an election within 30 days of the change of control to be paid in accordance with his payment election previously made pursuant to the DCP.

Supplemental Retirement Plan

      The Company established the Supplemental Retirement Plan (the “SRP”) to attract high quality executives and promote continued interest in the successful operation of the Company. The SRP is administered by the options and compensation committee of the Board. The committee designates the officers who are eligible to participate in the SRP. Since the inception of the SRP, only Messrs. Steen and Wilcox have been eligible to participate in the SRP.

      Participants in the SRP may elect to defer from 10% to 100% (in 5% increments) of base salary and/or bonus under the SRP. At the time of making a deferral election, a participant will elect to receive distribution of such deferrals at either (a) age 55 or (b) either of the two fixed dates established by the options and compensation committee for in-service payments. In addition, the Company may, from time to time, credit a participant’s account with incentive contributions which will be governed by an incentive contribution agreement, the terms of which may include a substantial risk of forfeiture. Distributions will be made, as elected by the participant at the time of the deferral election, as either (a) a lump sum, (b) annual installments over five years, (c) annual installments over ten years or (d) annual installments over 15 years. If no election is made as to the form of payment, distributions will be made in a lump sum. Notwithstanding a participant’s elections, a participant’s accounts will be distributed on the earlier of January 1 or July 1 following termination of employment. Accounts will also be distributed upon death or, if elected, as a consequence of an unforeseeable emergency or upon disability.

      A participant’s account will be credited with earnings and losses based on returns of the deemed investment options selected by the participant from the group of deemed investments established by the options and compensation committee. To date, contributions have only been placed in accounts bearing interest at six percent.

      The SRP is an “unfunded” arrangement for purposes of ERISA, but deferrals are set aside in a grantor trust subject to the claims of creditors of the Company. Persons entitled to benefits under the SRP are general unsecured creditors of the Company with respect to such amounts. Participant accounts and benefits payable under the SRP are not assignable.

      The options and compensation committee has the authority to amend or terminate the SRP. However, under no circumstances may any change reduce, without a participant’s consent, a participant’s right to amounts held in a participant’s account. Upon termination of the SRP, a participant’s account will be distributed in a single sum payment.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides certain information about Common Stock that may be issued upon the exercise of options under the 2001 Equity-Based Compensation Plan, Employee Stock Purchase Plan and the 1998 Stock Option Plan, which were the only existing equity compensation plans of the Company as of December 31, 2003.

(c)Number of
		(b)Weighted	Securities Remaining
		Average	Available for Future
	(a)Number of	Exercise Price of	Issuance Under
	Securities to be Issued	Outstanding	Equity Compensation
	Upon Exercise of	Options,	Plans (Excluding	(d)Total of Securities
	Outstanding Options,	Warrants and	Securities Reflected in	Reflected in
Plan Category	Warrants and Rights	Rights(1)	Column (a))	Columns (a) and (c)

Equity Compensation Plans Approved by Stockholders	3,317,686	$17.60	1,830,386 (2)	5,148,072
Equity Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	3,317,686	$17.60	1,830,386 (2)	5,148,072

(1)	These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)	Includes 295,543 shares reserved for issuance under the Employee Stock Purchase Plan.

OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Role of the Options and Compensation Committee

      The options and compensation committee of the Board is currently composed of Messrs. Mackesy, Powell and Queally. The options and compensation committee determines annual salary, bonus and other compensation for the Company’s directors and officers. The options and compensation committee also monitors and administers all of the Company’s equity-based incentive and supplemental retirement plans and, subject to the provisions of each such plan, determines grants under it for all employees and consultants, including directors and executive officers. The options and compensation committee did not meet during 2003, but approved certain matters by unanimous written consent on nine separate occasions, including matters related to the Company’s compensation practices and awards of stock options and restricted stock to certain employees and directors of the Company.

Principles of Executive Compensation

      In determining compensation levels and developing compensation programs for the Company’s executive officers, the options and compensation committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company’s compensation strategy include the following:

•	attracting and retaining superior executive talent and motivating executives to achieve optimum short-term and long-term corporate operating results;

•	aligning the interests of executive officers with the creation of stockholder value and ensuring long-term growth orientation through equity-based incentive and supplemental retirement plans; and

•	providing a compensation package that recognizes individual contributions as well as overall business results.

Description of the Executive Compensation Program

      The key elements of the Company’s executive compensation program are base salary, annual cash bonuses, equity-based incentives and supplemental retirement plan contributions.

      The options and compensation committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the options and compensation committee considers all elements of an executive’s total compensation package, recommendations of the chief executive officer (as discussed below) and other objective and subjective criteria as the options and compensation committee deems appropriate with respect to each executive officer. The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual cash bonuses and equity-based incentives to provide competitive total direct compensation opportunities consistent with the philosophy described below. In addition, in 2002 an independent compensation consulting firm was engaged to evaluate the Company’s executive compensation program. This evaluation included a comparison of the Company’s executive compensation program to the compensation programs of an industry peer group. The consulting firm concluded that the structure of the Company’s executive compensation program was generally consistent with the industry peer group. The committee will obtain another independent evaluation in 2004.

      No specific weighting is assigned to any of the factors considered in determining annual adjustments to base salaries and cash bonuses for the executive officers.

Base Salary

      The base salary of each of the executive officers, other than the chief executive officer, is reviewed annually by the options and compensation committee, with adjustments made based primarily on the recommendations of the chief executive officer. In reviewing base salaries, the options and compensation committee considers various factors, including the position of the executive officer, the compensation of officers of comparable companies within the healthcare industry, the performance of the executive officer with respect to specific objectives, increases in responsibilities and recommendations of the chief executive officer. The specific objectives for each executive officer vary each year in accordance with the scope of the officer’s position, the potential inherent in that position for impacting the Company’s operating and financial results and the actual operating and financial contributions produced by the officer in previous years. The chief executive officer and the options and compensation committee also consider each executive officer’s responsibilities related to achieving certain objectives within the context of the Company’s annual business plan, including net patient service revenue, EBITDA (earnings before interest, income taxes, depreciation and amortization), net income, earnings per share and return on invested capital.

Annual Cash Bonus

      Annual cash bonuses to executive officers, other than the chief executive officer, are determined by the options and compensation committee after considering the recommendations of the chief executive officer. The chief executive officer, in developing his bonus recommendations for the other executive officers for 2003, as well as the options and compensation committee in evaluating the chief executive officer’s recommendations, considered the financial performance of the Company, as measured by the Company’s achievement of certain earnings per share targets.

Annual Equity-Based Incentives

      The options and compensation committee believes that equity ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Company formerly provided such equity-based compensation pursuant to the 1998 Stock Option Plan. In February 2001, the Company’s 2001 Equity-Based Compensation Plan became effective and replaced the 1998 Stock Option Plan for purposes of providing equity-based compensation to directors, executives and other key employees and consultants.

      The 2001 Equity-Based Compensation Plan authorizes the granting of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock awards and annual incentives to executives and other key employees and consultants of the Company. To align the interests of senior executives with the interests of stockholders, the options and compensation committee’s current policy regarding such awards is to grant incentive and non-qualified stock options and restricted stock awards. Under the Company’s annual equity-based incentive program, the Company determines the levels of options and/or restricted stock to be granted to each of its executives based upon such executive’s position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive. All stock option grants have had an exercise price equal to the fair market value of a share of Common Stock at the time of the grant. To encourage retention, the ability to exercise options or transfer restricted stock granted under this plan is generally subject to vesting restrictions.

Compensation of the Chief Executive Officer

      Mr. Steen’s employment agreement provides for a base salary of $475,000, subject to increases approved by the Board. In 2003, Mr. Steen’s base salary was $483,333. Factors considered by the options and compensation committee in setting Mr. Steen’s base salary were his experience and achievements in the healthcare industry, the Company’s operating and financial performance and the compensation of chief executive officers of comparable companies within the healthcare industry. As previously mentioned, Mr. Steen will resign as chief executive officer effective April 1, 2004. The options and compensation committee will base Mr. Wilcox’s salary on the options and compensation committee’s and the Board’s assessment of the Company’s future objectives combined with its assessment of his contributions to the attainment of those objectives.

      Under the terms of his employment agreement, Mr. Steen is eligible for a cash bonus of up to 100% of his base salary. In February 2004, the options and compensation committee awarded Mr. Steen a cash bonus of $435,000 based on the Company’s financial performance, as measured by the Company’s achievement of certain earnings per share targets. The options and compensation committee anticipates that cash bonuses paid to Mr. Wilcox in the future will be based primarily on the financial performance of the Company, as well as his individual performance in supporting the Company’s operating, financial and strategic success.

$1 Million Pay Deductibility Cap

      The Company’s executive compensation strategy is intended to be cost and tax effective. Therefore, the Company’s policy is to avail itself of all proper deductions under the Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its chief executive officer and its four other highest paid executive officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 2003, certain factors involved in the Company’s compensation program may impact whether the deduction limitation is exceeded in the future. The 2001 Equity-Based Compensation Plan, as drafted, permits compensation associated with awards to be excluded from the deduction limitations. However, in future years or if the company’s plans are modified, certain payments under the these plans, including grants of restricted stock and certain stock options, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation.

      As the Company moves forward in its efforts to create stockholder value in the years ahead, the options and compensation committee will continue to review, monitor and evaluate the Company’s program for executive compensation to assure that it is internally effective in support of the Company’s strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company’s financial objectives, and appropriately rewards the creation of value on behalf of the Company’s stockholders.

      The options and compensation committee of the Board is:

Paul B. Queally, Chairman

D. Scott Mackesy
Boone Powell, Jr.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

      The options and compensation committee of the Board consists of Messrs. Queally (Chairman), Mackesy and Powell. None of such persons are officers or employees or former officers or employees of the Company.

      Messrs. Mackesy and Queally are general partners of WCAS. The Company and WCAS are parties to certain transactions described under “Certain Relationships and Related Transactions.”

AUDIT AND COMPLIANCE COMMITTEE REPORT

      The audit and compliance committee of the Board is currently composed of Messrs. Mills (Chairman), Crews, Widman and Zarin. The audit and compliance committee operates pursuant to an audit and compliance committee charter.

      As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls over financial reporting and disclosure controls and procedures. KPMG LLP, as the independent auditors, are responsible for auditing the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the audit and compliance committee has reviewed and discussed with the Company’s management and the Company’s independent auditors the Company’s audited financial statements for the year ended December 31, 2003. The audit and compliance committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the audit and compliance committee has received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The audit and compliance committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence and discussed with them their independence from the Company and its management.

      The members of the audit and compliance committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit and compliance committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit and compliance committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit and compliance committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

      Based upon the reports and the audit and compliance committee’s discussions described in this report, and subject to the limitations on the role and responsibilities of the audit and compliance committee referred to above and in the audit and compliance committee charter, the audit and compliance committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Commission.

      The audit and compliance committee of the Board is:

Thomas L. Mills, Chairman

James C. Crews
Jerry P. Widman
David P. Zarin, M.D.

FEES PAID TO INDEPENDENT ACCOUNTANTS

      Audit Fees. KPMG LLP billed the Company $1,107,781 in 2003 and $1,754,696 in 2002 in connection with the audit of the Company’s financial statements and audit services provided in connection with other statutory or regulatory filings for the years ended December 31, 2003 and 2002 and in connection with the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003 and 2002.

      Audit-Related Fees. KPMG LLP billed the Company $125,766 in 2003 and $281,941 in 2002 for audit related services, consisting primarily of audits of financial statements of employee benefit plans and services related to business acquisitions.

      Tax Fees. KPMG LLP billed the Company $325,106 in 2003 and $391,480 in 2002 for professional services rendered in connection with tax compliance, tax advice and tax planning.

      All Other Fees. The aggregate fees billed to the Company in 2003 and 2002 by KPMG LLP for services performed for 2003 and 2002, other than the fees described above, were $27,800 and $10,400, respectively. The fees were incurred for non-audit services consisting primarily of assistance with preparation of Medicare cost reports. KPMG LLP did not render any services related to financial information systems design and implementation during 2003 or 2002.

AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS

      The audit and compliance committee is directly responsible for appointing, setting compensation for and overseeing the work of the Company’s independent accountants. The audit and compliance committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Company’s independent accountants. For both types of pre-approval, the audit committee considers whether such services are consistent with the rules of the Commission on auditor independence.

      Requests for pre-approval of services must be detailed as to the services to be provided and the estimated total cost. The request is first submitted to the Company’s chief accounting officer. The chief accounting officer then determines whether any non-audit services requested are permissible. If so, the request is then sent to the audit and compliance committee. In addition, Mr. Widman is authorized to approve non-audit services between audit and compliance committee meetings and report any such approvals to the committee at its next meeting.

      Management of the Company must update the audit and compliance committee at each meeting on the status of services previously pre-approved. All audit-related services, tax services and other services rendered by KPMG LLP in 2003 were pre-approved by the audit and compliance committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Warrants

      In connection with its purchase of shares of the Company’s Series C convertible preferred stock, the Company issued to WCAS a warrant, dated March 27, 2000, to purchase 266,666 shares of Common Stock at an exercise price of $.03 per share. Until January 2004, WCAS owned more than 5% of the outstanding Common Stock, and two members of the Board are general partners of WCAS. See “Directors.” The warrant was exercised in January 2004.

Other Transactions

      In 2000, the Company accepted promissory notes from Brett P. Brodnax as partial consideration for the purchase by him of Common Stock as set forth below:

		Principal	Interest
Executive Officer	Date of Note	Amount($)	Rate(%)

Brett P. Brodnax	2/15/00	75,000	7
Brett P. Brodnax	8/15/00	75,000	7

      Each Promissory described above was repaid during 2003 in accordance with its original terms.

      Marc Steen, the son of Donald E. Steen, is employed by the Company as an administrator at one of its facilities. During 2003, Marc Steen earned $132,403 in salary and bonus.

      Joel T. Allison currently serves as the president and chief executive officer of BHCS. The Company derived approximately 16.1% of its revenues in 2003 from its joint ventures with BHCS.

PERFORMANCE GRAPH

      The Performance Graph shown below was prepared by the Company for use in this proxy statement. Historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

1. $100 was invested in the Common Stock, the Nasdaq Composite Market Index and the Company’s Peer Group (as defined below) on June 8, 2001 (the date the Common Stock was first traded on the Nasdaq National Stock Market).

2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

3. Dividends are reinvested on the ex-dividend dates.

      The companies that comprise the Company’s Peer Group for purposes of stockholder return comparisons are as follows: Amsurg Corp., Community Health Systems, Inc., Lifepoint Hospitals, Inc., MedCath Corporation and Province Healthcare Company.

Company/Index/Market	06/08/2001	12/31/2001	12/31/2002	12/31/2003

United Surgical Partners International, Inc.	100.00	116.73	86.21	184.78
Peer Group	100.00	97.66	73.76	94.24
NASDAQ Composite Market Index	100.00	92.60	64.59	97.12

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership, as of the Record Date, of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director and Nominee; (iii) each Named Executive Officer; and (iv) directors and executive officers of the Company as a group. Unless otherwise indicated, to the Company’s knowledge, each person has sole voting and dispositive power over the shares indicated as owned by such person, subject to applicable community property laws.

	Number of
Name of Beneficial Owner	Shares		Percent(1)

Baron Capital Group, Inc.	2,602,300	(2)	9.37%
Robert Baron BAMCO, Inc. Baron Capital Management, Inc. 767 Fifth Avenue New York, NY 10153
Donald E. Steen	678,110	(3)	2.40%
William H. Wilcox	479,589	(4)	1.70%
Mark A. Kopser	200,177	(5)	*
John J. Wellik	51,497	(6)	*
Brett P. Brodnax	80,396	(7)	*
Joel T. Allison	—		—
James C. Crews	11,500	(8)	*
John C. Garrett, M.D.	68,024	(9)	*
D. Scott Mackesy	12,585	(10)	*
Thomas L. Mills	23,983	(11)	*
Boone Powell, Jr.	12,084	(12)	*
Paul B. Queally	43,856	(13)	*
Jerry P. Widman	2,125	(14)	*
David P. Zarin, M.D.	14,583	(15)	*
All directors and executive officers as a group (14 persons)	1,678,509	(16)	5.82%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the Commission’s rules. In computing percentage ownership of each person, shares of Common Stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of the Record Date, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 27,784,442 shares of Common Stock outstanding on the Record Date.

(2)	Based on information set forth in Amendment No. 3 to Schedule 13G, dated February 13, 2004 (the “Baron Schedule 13G”), filed with the Commission by Baron Capital Group, Inc. (“BCGI”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCMI”) and Ronald Baron. The Baron Schedule 13G reflects that (i) BCGI has shared voting power with respect to 2,573,900 shares of Common Stock and shared dispositive power with respect to 2,602,300 shares of Common Stock, (ii) BAMCO has shared voting power with respect to 2,357,000 of such shares and shared dispositive power with respect to 2,377,000 of such shares, (iii) BCMI has shared voting power with respect to 216,900 of such shares and shared dispositive power with respect to 225,300 of such shares and (iv) Ronald Baron has shared voting power with respect to 2,573,900 of such shares and shared dispositive power with respect to 2,602,300 of such shares. BAMCO and BCMI, investment advisors, are subsidiaries of BCGI. Ronald Baron owns a controlling interest in BCGI.

Each of BCGI and Ronald Baron have informed the Company that they disclaim beneficial ownership of the shares of Common Stock held by their controlled entities (or those entities’ investment advisory clients) to the extent such shares are held by persons other than BCGI and Ronald Baron. Each of BAMCO and BCMI have informed the Company that they disclaim beneficial ownership of the shares of Common Stock held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCMI and their affiliates.

(3)	Includes 442,348 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(4)	Includes 372,495 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(5)	Includes 134,583 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(6)	Includes 34,083 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(7)	Includes 33,750 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(8)	Includes 5,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(9)	Includes 7,583 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(10)	Includes 5,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(11)	Includes 13,833 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(12)	Includes 9,584 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(13)	Includes 5,500 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(14)	Consists of 2,125 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(15)	Includes 12,083 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(16)	Includes 1,078,967 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2003, except that Donald E. Steen filed a late Form 4 on June 19, 2003 to report open market sales that occurred on June 4 and June 5, 2003.

ADDITIONAL INFORMATION

Stockholder Proposals

      Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by January 28, 2005, with respect to proxies submitted to the 2005 annual meeting of the Company’s stockholders. Pursuant to Rule 14a-8 of the Exchange Act, to be included in the Board’s solicitation of proxies relating to the 2005 annual meeting of the Company’s stockholders, a stockholder proposal must be received by the secretary of the Company at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, no later than December 1, 2004. Pursuant to the Company’s bylaws, in order to nominate persons for election to the Board at the 2005 annual meeting of the Company’s stockholders, a stockholder must deliver notice, in the form specified in the Company’s bylaws, to the principal executive offices of the Company no earlier than December 29, 2004 and no later than January 28, 2005.

Annual Report

      The Company’s annual report to stockholders for the fiscal year ended December 31, 2003, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy solicitation material.

Stockholders Sharing a Common Address

      If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the secretary of the Company, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the secretary of the Company at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

      With respect to any future filings with the Commission into which this proxy statement is incorporated by reference, the material under the headings “Options and Compensation Committee Report on Executive Compensation,” “Performance Graph” and “Audit and Compliance Committee Report” shall not be incorporated into such future filings.

Other Matters

      The Board knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JOHN J. WELLIK
Secretary

March 26, 2004
Dallas, Texas

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Annual Meeting of Stockholders
April 28, 2004

Proxy Solicited on Behalf of the Board of Directors of

United Surgical Partners International, Inc. for the Annual Meeting to be held April 28, 2004

     The undersigned hereby constitutes and appoints each of Donald E. Steen, Mark A. Kopser and John J. Wellik his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of United Surgical Partners International, Inc. held of record by the undersigned on the record date at the Annual Meeting of Stockholders of United Surgical Partners International, Inc. to be held at the Hotel Intercontinental, 15201 Dallas Parkway, Addison, Texas, on Wednesday, April 28, 2004, at 8:30 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.

     Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 SEE REVERSE SIDE

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

PROXY

The Board of Directors recommends a vote FOR the election of all nominees for directors and FOR Proposal 2.

1.    ELECTION OF DIRECTORS: To elect each of (01) Donald E. Steen, (02) Thomas L. Mills, (03) Boone Powell, Jr. and (04) Paul B. Queally to serve as Class III directors for a three year term ending at the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

☐	FOR all nominees	☐	WITHHOLD from all nominees

For the nominees except as noted above

2.    To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending December 31, 2004.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

Date

Signature

Signature

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.
COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
I PLAN TO ATTEND THE MEETING ☐